Exhibit 11

                            DAKA INTERNATIONAL, INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
            YEARS ENDED JUNE 29, 1996, JULY 1, 1995 AND JULY 2, 1994

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
                                                                               Years Ended
                                                                            -----------------
                                                                  June 29,        July 1,        July 2,
                                                                    1996           1995           1994
                                                                    ----            ----          ----
Primary:
Net income                                                           905          9,583          7,586
Net income available to common stockholders                          905          9,183          6,786
                                                                  ------         ------         ------

Weighted average number of shares outstanding                      9,624          6,530          5,909
Weighted average number of options outstanding                       347            260            173
                                                                  ------         ------         ------
                                                                   9,971          6,790          6,082
                                                                  ======         ======         ======
Primary earnings per share:
Net income available to common stockholders                         0.09           1.35           1.12
                                                                  ======         ======         ======
Fully Diluted:
Net income available to common stockholders                          905          9,183          6,786
Add back dividend on Preferred Stock                                 --             400            800
Add back interest expense on Convertible Notes,
   after tax effect                                                  --           1,147          1,324
                                                                  ------         ------         ------
                                                                     905         10,730          8,910
                                                                  ------         ------         ------

Weighted average number of shares outstanding                      9,924          6,973          5,909
Weighted average number of options outstanding                       347            321            201
Shares issuable upon conversion of Preferred Stock                   264          2,222          2,222
Shares issuable upon conversion of Notes                             --           1,712          2,396
                                                                  ------         ------         ------
                                                                  10,535         11,228         10,728
                                                                  ======         ======         ======
Fully diluted earnings per share:
Net income                                                          0.09           0.96           0.83
                                                                  ======         ======         ======
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